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                                                                      Exhibit 99

                                 TENNANT COMPANY
                         1998 MANAGEMENT INCENTIVE PLAN

1. PURPOSE. The purpose of the Tennant Company 1998 Management Incentive Plan (the "Plan") is to provide incentives to the senior executives of Tennant Company (the "Company") and its subsidiaries to produce a superior return to the stockholders of the Company and to encourage such executives to remain in the employ of the Company and its subsidiaries. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the "Code").

2. DEFINITIONS.

   2.1 The terms defined in this section are used (and capitalized) elsewhere in the Plan.

       a. "Annual Profits" means the consolidated income before interest expense and income taxes of the Company for the Performance Period, before the provision for incentive compensation earned pursuant to this Plan and before extraordinary items. For purposes of this calculation, (i) changes in generally accepted accounting principles which occur during the fiscal year, and (ii) discontinued operation and restructuring costs, as computed in accordance with generally accepted accounting principles, shall be taken into account to the extent determined by the Committee.

       b. "Award" means an award payable to a Participant pursuant to Section 4 hereof.

       c. "Board" means the Board of Directors of the Company.

       d. "Committee" means the Executive Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan.

       e. "Company" means Tennant Company, a Minnesota corporation. For purposes of the provisions of this Plan relating to employment of a Participant with the Company, the term "Company" shall include any subsidiary of the Company, 50% or more of the voting stock of which is directly or indirectly owned by the Company.

       f. "Disability" means a medical condition that the Committee has determined renders a Participant unable to perform the normal duties of the Participant's position with the Company. The Committee may, in its sole discretion, obtain a medical opinion from a physician selected by the Committee before any determination of Disability is made.

       g. "Effective Date" means the date specified in Section 5.

       h. "Eligible Employee" means any key employee of the Company or a subsidiary thereof.

       i. "Fair Market Value" of a Share as of a date means the closing price on the preceding day on the Nasdaq National Market System or, if no trading in Shares occurred on such day on the Nasdaq National Market System, the closing price of a Share on the most recent day on which such trading occurred.

       j. "Participant" means an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

       k. "Performance Period" means the Company's fiscal year.

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       l. "Retirement" means termination of employment (i) after attaining age
          55 for a reason other than death or Disability, provided that no less than 6 months' prior written notice is given to the Company, or (ii) with the approval of the Committee.

       m. "Share" means a Share of common stock of the Company, par value $.375 per share (as such par value may be adjusted from time to time).

   2.2 GENDER AND NUMBER. Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3. ADMINISTRATION.

   3.1 AUTHORITY OF COMMITTEE. The Committee shall administer the Plan. The Committee's interpretation of the Plan and of any Awards made under the Plan shall be final and binding on all persons with an interest therein. The Committee shall have the power to establish rules to administer the Plan and to change such rules.

   3.2 INDEMNIFICATION. To the full extent permitted by law, (i) no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Committee shall be entitled to indemnification by the Company with regard to such actions.

4. AWARDS.

   4.1 ALLOCATION OF AWARDS. Within 90 days following the commencement of each Performance Period, the Committee may select such Eligible Employees as it deems appropriate for participation in the Plan. Eligible Employees selected for participation will be entitled to receive an award of incentive compensation based on the attainment of performance targets selected by the Committee consisting of one or more of the following: earnings or earnings per share before income tax (profit before taxes); net earnings or net earnings per share (profit after taxes); inventory; total or net operating asset turnover; accounts receivable (measured in terms of days sales outstanding); operating expenses; operating profit; total shareholder return; return on equity; pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis; operating profit before taxes or operating profit after taxes less a capital charge for net assets; sales growth; or economic profit. Any such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance.

   4.2 MAXIMUM AMOUNT OF AWARDS. The total amount of Awards pursuant to this Plan for any Performance Period shall not exceed 10% of the Annual Profits generated by the Company during such Performance Period.

   4.3 ADJUSTMENTS. No Participant shall be entitled to receive an Award in any Performance Period that exceeds 3% of the Annual Profits generated by the Company during such Performance Period. The Committee shall reduce the Award payable to any Participant to comply with this limitation. In addition, the Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any other reason, including changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period, whether due to any termination of employment (including death, Disability, Retirement, or termination with or without cause) or otherwise. No reduction in an Award made to any Participant shall increase the amount of the Award to any other Participant.

   4.4 PAYMENT OF AWARDS: Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the performance targets were attained and the Awards

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       payable to Participants. Awards shall be paid in such form (cash or
       Shares) and at such times as the Committee may provide. The number of Shares available for use in payment of Awards under this Plan shall be 100,000, subject to adjustment, as provided in Section 12. If a Participant's employment with the Company terminates by reason of Retirement, death or Disability, then a prorated portion of any Award relating to the Performance Period in which the Participant's employment terminates and the unpaid portion of any Award relating to any prior Performance Period shall be paid as and to the extent provided in such procedures as may from time to time be approved by the Committee. If a Participant's employment with the Company terminates for any reason other than Retirement, death or Disability, then such Participant's Awards, including the unpaid portion of any Award relating to any prior Performance Period, shall be canceled and no payment will be made with respect thereto. If any payment with respect to an Award is made in Shares, it shall be made in whole Shares only (with fractions of a Share being paid in cash), and the number of Shares shall be the amount of the payment divided by the Fair Market Value of a Share on the payment date.

5. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective as of January 1, 1998; provided that the Plan is approved and ratified by the stockholders of the Company at a meeting thereof held no later than May 31, 1998. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6. RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of a Participant with or without cause.

7. TAX WITHHOLDING. The Company shall have the right to withhold from payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes. If the Company withholds Shares to cover such taxes, the number of Shares withheld shall be the number of whole Shares determine by dividing the amount of such taxes by the Fair Market Value of a Share on the payment date and rounding the result to the next whole Share.

8. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The Board may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award theretofore awarded to any Participant which has not been paid. Amendments are subject to approval of the stockholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No grant may be given during any suspension of the Plan or after its termination.

9. UNFUNDED PLAN. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.

10. OTHER BENEFIT AND COMPENSATION PROGRAMS. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company shall be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem necessary. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state or country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of the competitive cash compensation.

11. GOVERNING LAW. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Minnesota and construed accordingly.

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12. ADJUSTMENT FOR CHANGES IN CAPITALIZATION. Appropriate adjustments in the aggregate number and type of Shares available for use in payment of Awards under this Plan may be made by the Committee in its sole discretion to give effect to adjustments made in the number or type of Shares through a fundamental change, recapitalization, reclassification, stock dividend, stock split, stock combination, or other relevant change, provided that fractional Shares shall be rounded to the nearest whole Share.

                                 *    *    *    *   *

     RESOLVED, that the Compensation Committee of the Board of Directors of Tennant Company hereby recommends to the Board of Directors that the Board of Directors amend the Tennant Company 1998 Management Incentive Plan as follows:

          1. Insert a new paragraph "n." in Section 2.1, reading as follows: "n. 'Phantom Share Unit' means a derivative security, the value of which will be determined relative to the value of a Share, having such characteristics as the Committee may determine."

          2. Amend Section 4.4 to read as follows: "4.4 PAYMENT OF AWARDS:
     Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the performance targets were attained and the Awards payable to Participants. Awards shall be paid at such times as the Committee may provide. The form of payment of Awards shall be determined by the Committee in its sole discretion; and such form of payment may include, without limitation, current or deferred payment in cash, Shares (which may be subject to such restrictions as the Committee may determine) or Phantom Share Units. The number of Shares that may be issued in payment of Awards under this Plan shall be 100,000, subject to adjustment, as provided in Section 12. Any Shares that are forfeited prior to payment shall again become available for issuance under this Plan; and the number of Shares available for issuance under this Plan shall be reduced only by that number of Shares that is actually issued in settlement of Performance Share Units. If a Participant's employment with the Company terminates by reason of Retirement, death or Disability, then a prorated portion of any Award relating to the Performance Period in which the Participant's employment terminates and the unpaid portion of any Award relating to any prior Performance Period shall be paid as and to the extent provided in such procedures as may from time to time be approved by the Committee. If a Participant's employment with the Company terminates for any reason other than Retirement, death or Disability, then such Participant's Awards, including the unpaid portion of any Award relating to any prior Performance Period, shall be cancelled and no payment will be made with respect thereto. If any payment with respect to an Award is made in Shares or Performance Share Units, it shall be made in Whole Shares or Performance Share Units only (with fractions being paid in cash), and the number of Shares or Performance Share Units shall be the amount of the payment divided by the Fair Market Value of a Share on the payment date."

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